EX.99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 811-23746 on Form N-1A of our report dated November 21, 2022, relating to the financial statements and financial highlights of the DoubleLine ETF Trust, comprising DoubleLine Shiller CAPE U.S. Equities ETF (CAPE) and DoubleLine Opportunistic Bond Fund (DBND), appearing in the Annual Report on Form N-CSR of the DoubleLine ETF Trust for the period ended September 30, 2022, and to the references to us under the headings “Financial highlights” in the Prospectus and “Independent registered public accounting firm” in the Statement of Additional Information, which are part of such Registration Statement.

Costa Mesa, California

January 27, 2023